Exhibit 99.1

Viper Energy Partners LP, a Subsidiary of Diamondback Energy, Inc., Announces Authorization of a Common Unit Repurchase Program

Midland, Texas, November 9, 2020 (GLOBE NEWSWIRE)– Viper Energy Partners LP (NASDAQ: VNOM) (“Viper” or the “Company”) today announced that the Board of Directors of Viper’s General Partner (the “Board”) authorized the initiation of a repurchase program of up to $100 million of the Company’s common units.

The repurchase program is authorized to extend through December 31, 2021 and the Company intends to purchase common units under the repurchase program opportunistically with cash on hand, free cash flow from operations and proceeds from potential liquidity events such as the sale of assets. This repurchase program may be suspended from time to time, modified, extended or discontinued by the Board at any time. Purchases under the repurchase program may be made from time to time in open market or privately negotiated transactions in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and will be subject to market conditions, applicable legal requirements, contractual obligations and other factors. Any common units purchased as part of this program will be retired.

“Because of our confidence in the expected free cash flow to be generated in our forward outlook, which is currently being heavily discounted by the market, the Board has decided to use a portion of free cash to repurchase common units, beyond our current distribution. Viper is currently selling non-operated minerals with no current cash flow and limited visibility into development by third-party operators for a significantly higher value than our implied current public valuation, which includes an implied free cash flow yield of greater than 15%. We will use a portion of these one-time proceeds, as well as a percentage of free cash flow from operations like we have in the past three quarters, to continue to reduce net debt. However, given the current market dislocation, we believe that repurchasing our common units at these prices represents the best return for our unitholders,” stated Travis Stice, Chief Executive Officer of Viper’s General Partner.

Mr. Stice continued, “To be clear, this is not a buy-in of Viper by Diamondback, nor a departure from our strategy at the time of IPO to expand our high quality acreage, particularly acreage operated by Diamondback. Instead, this common unit repurchase program is simply a recognition of a market dislocation and an opportunity to effectively acquire acreage through repurchasing our common units in the public market. Based on current strip prices, we believe we can continue to pay a distribution with an expected yield in excess of the broader market as well as reduce net debt, while also repurchasing a significant percent of the public float of our common units.”

About Viper Energy Partners LP

Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin and the Eagle Ford Shale. For more information, please visit www.viperenergy.com.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding the current adverse industry and macroeconomic conditions, depressed commodity prices, production levels on properties in which Viper has mineral and royalty interests, any potential regulatory action that may impose production limits on Viper’s royalty acreage, the acquisitions or dispositions, Diamondback’s plans for the acreage discussed above, development activity by other operators, Viper’s cash distribution policy and the impact of the ongoing COVID-19 pandemic. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Investor Contacts:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Austen Gilfillian
+1 432.221.7420
agilfillian@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.